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                      September 23, 2022

       Jared Bushek
       Chief Financial Officer
       MGE Energy, Inc.
       133 South Blair Street
       Madison, WI 53788

                                                        Re: MGE Energy, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 000-49965

       Dear Mr. Bushek:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation